EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports Third Quarter Financial Results

OAKLAND, N.J., May 15, 2007—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its third quarter financial results for the period ended March 31, 2007. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET.

The Company’s third quarter financial results included:

* Net revenues of $5.3 million, a decrease of 2% over the same quarter last year.

* Gross margin at 55% of net revenues, a 400 basis point improvement over the same quarter last year.

* Net income of $0.03 million, a decrease of 95% over the same quarter last year.

* EPS of $0.00 basic and fully diluted.

* EBITDA of $0.26 million, a decrease of 75% over the same quarter last year.

Net Revenues

Net revenues for the three months ended March 31, 2007 compared to the same period in 2006, decreased by $0.1 million, or 2% to $5.3 million, from $5.4 million. Compared to the prior quarter ended December 31, 2006, net revenues decreased by $0.8 million, or 13% to $5.3 million from the record $6.1 million set during the quarter ended December 31, 2006.

Three factors contributed to these noted declines. First, Media Sciences placed a limited number of new INKlusive printers in the field in the quarter ended March 31, 2007. A new series of Xerox solid ink printers was introduced in the United States in mid-February. Consequently, the 8500 and C2424 series of printers on which the INKlusive program was primarily based, were discontinued and supply of the printers themselves was very limited. The Company started shipping solid inks for use in the new series (8560) printers at the end of March, and just recently launched a new INKlusive program based on the 8560. The result of this gap in INKlusive placements resulted in a $0.34 millon year over year third quarter reduction in INKlusive printer revenues and a nominal decrease in sequential revenues versus the prior quarter ended December 31, 2006.

The second contributing factor was the structure of the Company’s channel growth rebate program, which was put into place at the beginning of its fiscal year. This program provides financial incentives for sequential quarterly growth of Media Sciences’ product purchases. At the end of December 2006, two customers placed orders aggregating $0.34 million to achieve their maximum rebate. Had the growth rebate program not been in place, or had it been structured differently, it is likely that revenues for the quarter ended December 31, 2006 would have been decreased by approximately $0.27 million and revenues for the quarter ended March 31, 2007 would have been increased by approximately $0.31 million. The unintended result of this program was to decrease third quarter year over year revenues by $0.31 million and sequential revenues by $0.58 million.

While this program remains in place until June 30, 2007, Media Sciences plans to structure future growth rebate programs on point-of-sale “sell through” data.

The third contributing factor was the impact of a Channel Realignment Initiative implemented during the quarter by Media Sciences’ new Vice President of Sales for the Americas to address certain structural deficiencies in its distribution pricing structure. During the three months ended March 31, 2007, the Company incurred $0.22 million of charges associated with the realignment and simplification of pricing to distribution channel customers. The charges recognized during the quarter resulted from price protection granted in the form of credits for existing inventories and other one-time adjustments. During the three months ended March 31, 2007, the Realignment reduced reported net revenues by $0.22 million, reduced costs of goods sold by $0.02 million due to returns, reduced gross profits by $0.20 million, and reduced gross profit margin for the quarter by 1.4%. As a result, the Realignment reduced reported pretax operating income by $0.20 million and net income and earnings per share by about $0.14 million or about $0.01 per share. Media Sciences expects to realize a greater level of sales through the affected distribution channel as a result of the Realignment’s improved pricing and its delivery of more targeted incentives based on point-of-sale results.

Gross Profit

The consolidated gross profit for the three months ended March 31, 2007 compared to the same period in 2006, increased by $0.2 million or 7% to $2.9 million from $2.7 million. For the three months ended March 31, 2007 our gross margin was 55% of net revenues as compared with 51% of net revenues for the three months ended March 31, 2006. This 400 basis point increase in margin is primarily attributed to a transition from low margin versions of cartridges to higher margin color toner cartridges and a more favorable mix of product sales. These favorable improvements to our margins were partially offset by certain increases in our raw material costs and higher costs of inbound shipping and freight.

Our 55% gross margin for the quarter ended March 31, 2007 was approximately 300 basis points lower than the 58% gross margin we realized in the prior fiscal quarter ended December 31, 2006. This slight sequential margin decline resulted from the Channel Realignment Initiative, product mix and higher warranty costs incurred during our third quarter.

The Company does not expect any further product transitions that would materially reduce costs. Therefore, any further increases in raw material or inbound shipping costs may decrease margins unless offset by other manufacturing efficiencies. In development are several new color toner cartridge products which if launched are expected to carry lower than current margins. The impact these new products may have on future margins will be a function of each product’s ultimate sales volumes. If these new products are particularly successful, it is likely that future gross margins may reflect some erosion.

Litigation Costs & Non-Recurring Charges

During the three months ended March 31, 2007, Media Sciences incurred $0.41 million in legal fees, a $0.37 million increase over the $0.04 million incurred during the same fiscal quarter last year and $0.28 million more than the $0.13 million incurred in the prior fiscal quarter ended December 31, 2006. The noted increase in legal expense during the quarter was driven by pretrial discovery activity associated with the Xerox litigation and the Company’s lawsuit pending against its former insurance broker. During the quarter, litigation with Xerox entered the pretrial discovery phase and pretrial discovery in Media Sciences’ action against its former insurance broker was completed. For the quarter, these costs totaled $0.40 million. The Company expects similar levels of legal spending during the remainder of our fiscal year ending June 30, 2007.

As mentioned under Net Revenues, the Channel Realignment Initiative had a non-recurring impact on the third quarter’s financial results.

Net Income

For the three months ended March 31, 2007, Media Sciences earned $0.03 million or $0.00 per share, both basic and fully diluted as compared to $0.50 million or $0.05 per share basic and $0.04 per share fully diluted earned for the three months ended March 31, 2006.

For the nine months ended March 31, 2007, Media Sciences earned $1.19 million or $0.11 per share basic and $0.10 per share fully diluted, as compared to $1.38 million or $0.13 per share basic and $0.12 per share fully diluted earned for the nine months ended March 31, 2006.

EBITDA

For the three months ended March 31, 2007, EBITDA was $0.30 million, excluding non-cash stock-based compensation expense, as compared with the record $1.41 million generated by the Company in its prior fiscal quarter and $1.03 million generated by the Company in its third fiscal quarter last year, respectively. Unadjusted for non-cash stock-based compensation expense, EBITDA was $0.26 million as compared with $1.16 million and $1.03 million generated by the Company in its prior fiscal quarter and its third fiscal quarter last year, respectively.

CEO Comments

President and CEO Michael W. Levin commented on the Company’s performance, “Clearly, we are disappointed with the financial results of our third quarter.” Mr. Levin continued, “That said, late last year we identified opportunities to accelerate our growth through an investment in experienced sales leadership. In December and January, Media Sciences significantly strengthened its sales leadership with the addition of Ian Copsey, Director of Europe, Middle East and Africa Sales and Vince Kelly, VP of Sales for the Americas. These proven experts are moving quickly to put the infrastructure in place—including the practices, programs and, in some cases, people—that has driven strong revenue growth for them in the past.”

On current sales, Mr. Levin remarked, “We are seeing tangible results now in Europe and expect to see the same in the United States. Our European orders are up 76% year over year in this quarter and, since December we have acquired twelve new partners in eight new countries.” He added, “Companywide, our March and April monthly orders were in the top five in our history. Should we continue to track for the remainder of this quarter as we have in the first half, we should set another net revenue record.”

New Products

To date in fiscal year 2007, Media Sciences has announced business color printer supplies for use in the Oki® C3100 and C3200 color business printers (September); Dell® 3000cn, 3100cn and 3010cn and Epson AcuLaser® CX11N, CX11NF, and C1100 color business printers (November); Dell 5100cn and Xerox 6300/6350 color business printers (March) and Xerox Phaser® 8560/8560 MFP color business printers (March). Additionally, the Company announced INKlusive Free Color Printer Programs for the Xerox Phaser 8560 series (May). Additional product announcements in the Company’s fourth quarter are expected to round out the aggressive product introduction timeline scheduled for fiscal year 2007.

Conference Call Note

Media Sciences will hold a conference call to discuss first quarter results on Wednesday, May 16th, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences' web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.578.5801. International callers may dial 617.213.8058. The passcode for the teleconference is 28012660.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Dell®, Xerox®, Tektronix®, OKI®, Ricoh®, Konica-Minolta/Minolta-QMS®, Epson®, and Brother® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. With the Company’s groundbreaking INKlusive™ FREE Color Printer Program (www.inklusive.com), printer users buy the supplies, and get the printer for free. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the property of their respective owners.

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences
kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Barb Short, Marketing Communications Director, Media Sciences
bshort@mediasciences.com, 201.677.9311, ext. 216

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-KSB for the year ended June 30, 2006, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). Management finds it useful at times to provide adjustments to its GAAP numbers. This news release contains the non-GAAP financial measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which are adjusted from results based on GAAP to exclude certain expenses.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because the Company’s management uses this information when evaluating current results of operations and cash flow, and believes that this information provides the users of the financial statements with an additional and useful comparison of the Company’s current results of operations and cash flows with past and future periods.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly title measures used by other companies.

   Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
	3/31/2007	12/31/2006	3/31/2006	3/31/2007	3/31/2006
Reported Income from Operations	18,594	937,284	840,123	1,743,442	2,352,208
Depreciation & Amortization	239,532	223,510	187,075	681,974	544,219
EBITDA	258,126	1,160,794	1,027,198	2,425,416	2,896,427

Add-back of non-cash expenses:
Stock-based compensation	38,641	250,418	0	435,383	0

EBITDA, exclusive of non-cash items	296,767	1,411,212	1,027,198	2,860,799	2,896,427

Add-back of non-recurring items:
Channel Realignment Initiative	201,109			201,109
Litigation Cost	396,691	123,973	28,592	656,168	54,595
	597,800	123,973	28,592	857,277	54,595

Normalized EBITDA	894,567	1,535,185	1,055,790	3,718,076	2,951,022

Weighted Avg. Common Share Outstanding	11,286,046	11,221,435	11,002,426	11,215,096	10,983,361
- Adjusted EBITDA / Share - Basic	$0.03	$0.13	$0.09	$0.26	$0.26
- Normalized EBITDA / Share - Basic	$0.08	$0.14	$0.10	$0.33	$0.27

Adjusted Weighted Avg. Shares Outstanding	11,799,710	11,769,260	11,635,422	11,704,985	11,481,475
- Adjusted EBITDA / Share - Diluted	$0.03	$0.12	$0.09	$0.24	$0.25
- Normalized EBITDA / Share - Diluted	$0.08	$0.13	$0.09	$0.32	$0.26

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,

	2007	2006	2007	2007

NET REVENUES	$5,306,044	$5,396,136	$17,008,133	$15,312,716

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and
amortization, product warranty, shipping and freight	1,887,713	2,182,348	6,082,652	6,260,166
Depreciation and amortization	149,926	128,979	454,332	380,747
Product warranty	232,233	200,321	552,405	696,832
Shipping and freight	125,089	152,819	353,139	387,200

Total cost of goods sold	2,394,961	2,664,467	7,442,528	7,724,945

GROSS PROFIT	2,911,083	2,731,669	9,565,605	7,587,771

OTHER COSTS AND EXPENSES:
Research and development	466,080	241,032	1,258,100	700,970
Selling, general and administrative, excluding
depreciation and amortization	2,341,903	1,592,418	6,342,073	4,371,121
Depreciation and amortization	84,506	58,096	221,990	163,472

Total other costs and expenses	2,892,489	1,891,546	7,822,163	5,235,563

INCOME FROM OPERATIONS	18,594	840,123	1,743,442	2,352,208

Interest income (expense), net	18,086	(4,283)	51,134	(54,259)

INCOME BEFORE INCOME TAXES	36,680	835,840	1,794,576	2,297,949
Provision for income taxes	10,318	334,336	600,326	919,180

NET INCOME	$26,362	$501,504	$1,194,250	$1,378,769

EARNINGS PER SHARE
Basic	$0.00	$0.05	$0.11	$0.13

Diluted	$0.00	$0.04	$0.10	$0.12

WEIGHTED AVERAGE SHARES USED TO
COMPUTE EARNINGS PER SHARE
Basic	11,286,046	11,002,426	11,215,096	10,983,361
Diluted	11,799,710	11,635,422	11,704,985	11,481,475

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-QSB for the quarterly period ended March 31, 2007.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2007 (Unaudited)	June 30, 2006

CURRENT ASSETS:
Cash and cash equivalents	$1,897,666	$1,485,399
Accounts receivable, net	2,235,666	2,387,991
Inventories	5,991,379	4,454,997
Deferred tax assets	271,970	271,970
Prepaid expenses and other current assets	163,058	371,684

Total Current Assets	10,559,739	8,972,041

PROPERTY AND EQUIPMENT, NET	2,756,065	2,580,472

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Other assets	65,672	78,627

Total Other Assets	3,649,903	3,662,858

TOTAL ASSETS	$16,965,707	$15,215,371

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$150,000	$150,000
Accounts payable	1,150,528	910,853
Accrued compensation and benefits	456,924	690,153
Other accrued expenses and current liabilities	880,279	667,491
Income taxes payable	422,737	475,072
Accrued product warranty costs	213,173	230,437
Deferred revenue	625,771	740,632

Total Current Liabilities	3,899,412	3,864,638

OTHER LIABILITIES:
Long-term debt, less current maturities	357,214	464,450
Deferred rent liability	250,931	299,907
Deferred revenue, less current portion	285,545	396,620
Deferred tax liabilities	291,361	165,330

Total Other Liabilities	1,185,051	1,326,307

TOTAL LIABILITIES	5,084,463	5,190,945

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value
In March, 25,000,000 shares authorized and 11,316,854 shares issued
In June, 20,000,000 shares authorized and 11,131,363 shares issued	11,316	11,131
Additional paid-in capital	10,579,519	10,210,132
Deferred stock-based compensation	–	(292,996)
Retained earnings	1,290,409	96,159

Total Shareholders' Equity	11,881,244	10,024,426

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$16,965,707	$15,215,371

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,194,250	$1,378,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	681,974	544,219
Deferred income taxes	126,031	416,589
Provision for bad debts	8,772	26,729
Non-cash and stock-based compensation expense	435,383	56,934
Excess tax benefits from stock-based compensation	(209,595)	—
Changes in operating assets and liabilities :
Accounts receivable	143,553	(180,293)
Inventories	(1,533,907)	(941,790)
Prepaid expenses and other current assets	221,581	(127,589)
Accounts payable	239,675	287,487
Accrued compensation and benefits	(233,229)	407,583
Other accrued expenses and current liabilities	195,524	303,876
Income taxes payable	(52,335)	362,205
Deferred rent liability	(48,976)	(30,042)
Deferred revenue	(225,936)	322,566

Net cash provided by operating activities	942,765	2,827,243

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(857,565)	(1,084,801)

Net cash used in investing activities	(857,565)	(1,084,801)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank line of credit repayments, net	—	(1,620,233)
Bank term loan repayments	(107,236)	175,000
Excess tax benefits from stock-based compensation	209,595	—
Proceeds from issuance of common stock	224,708	162,350

Net cash provided by (used in) financing activities	327,067	(1,282,883)

NET INCREASE IN CASH	412,267	459,559

CASH, BEGINNING OF PERIOD	1,485,399	611,016

CASH, END OF PERIOD	$1,897,666	$1,070,575

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$37,004	$53,514
Income taxes paid	$599,279	$58,073

# # #